                           SPINNAKER INDUSTRIES, INC.
                         1700 PACIFIC AVE., SUITE 1600
                              DALLAS, TEXAS 75201

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 3, 1999

                            ------------------------

                                                                  April 30, 1999

To the Stockholders of

  SPINNAKER INDUSTRIES, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Spinnaker Industries, Inc., a Delaware corporation ("Spinnaker"), will be held in the Alsace Room, Plaza of the Americas, 650 N. Pearl Street, Dallas, Texas 75201, on Thursday, June 3, 1999, at 9:00 a.m., local time, for the following purposes:

    1. to elect six (6) directors to serve until the next Annual Meeting of Stockholders and until their successors are elected; and

    2. to transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

    The Board of Directors of Spinnaker has fixed the close of business on April 19, 1999, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments thereof. A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the Annual Meeting accompany and form a part of this notice. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE IN ORDER THAT YOUR SHARES OF CLASS A COMMON STOCK OR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                          By Order of the Board of Directors,

                                          Robert A. Hurwich
                                          SECRETARY

THE BOARD OF DIRECTORS OF SPINNAKER RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH HEREIN.

                           SPINNAKER INDUSTRIES, INC.
                         1700 PACIFIC AVE., SUITE 1600
                              DALLAS, TEXAS 75201

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement is furnished by the Board of Directors of Spinnaker Industries, Inc., a Delaware corporation ("Spinnaker" or the "Corporation"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held in, the Alsace Room, Plaza of the Americas, 650 N. Pearl Street, Dallas, Texas, on June 3, 1999, at 9:00 a.m., local time, and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement with the accompanying Proxy are first being mailed to stockholders on or about April 28, 1998.

    The purpose and business of the Annual Meeting is:

    (1) to elect six (6) directors to serve until the next Annual Meeting; and

    (2) to transact such other business as may properly come before the Annual Meeting.

    Only stockholders of record at the close of business on April 19, 1999, will be entitled to vote at the Annual Meeting. As of the close of business on such date, there were outstanding and entitled to vote 3,775,680 shares of the Corporation's Common Stock, no par value ("Common Stock"), and 3,566,067 shares of the Corporation's Class A Common Stock, no par value ("Class A Common Stock"). Each share of Common Stock is entitled to 1/10th of a vote. Each share of Class A Common Stock is entitled to one vote. Where a specific designation is given in the Proxy with respect to the vote on the directors, the Proxy will be voted in accordance with such designation. If no such designation is made, the Proxy will be voted FOR the nominees for directors named in this Proxy Statement. Any stockholder giving a Proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed Proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her Proxy and voting in person.

                             ELECTION OF DIRECTORS

    Six directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted FOR the nominees named. If for any reason any such nominee is not available for election, such proxies will be voted in favor of the remaining named nominees and may be voted for substitute nominees in place of those who are not candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election.

    The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than three and no more than nine members and that vacancies on the Board of Directors and newly-created directorships may be filled by the Board of Directors at any meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

                          VOTING AT THE ANNUAL MEETING

    The affirmative vote of a majority of the votes cast by stockholders of the Corporation present in person or by proxy at the Annual Meeting and entitled to vote is necessary to approve the election of directors. An automated system administered by the Corporation's transfer agent tabulates the votes. Pursuant to Delaware General Corporation Law and the Bylaws of the Corporation, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Lynch Manufacturing Corporation ("LMC"), a wholly-owned subsidiary of Lynch Corporation ("Lynch"), held 59% of the Common Stock outstanding and 63% of the Class A Common Stock outstanding on April 19, 1999; therefore, Lynch has the ability to elect each of the nominees set forth below.

                           THE NOMINEES FOR DIRECTOR

    The following information has been furnished to the Corporation by the nominees for director:

RICHARD J. BOYLE

    Mr. Boyle, age 64, has been a director and Chairman and Chief Executive Officer of the Corporation since June 1994. Mr. Boyle also has served as a Managing Director of Boyle Fleming & Co., Inc. ("BF"), an investment and management firm, since 1993. From 1990 to 1992, Mr. Boyle was President and Chief Executive Officer of LTV Aerospace and Defense Company, a manufacturer of aircraft, missiles, and specialty vehicles. He was Corporate Vice President, Marketing and Business Development of Honeywell Inc., a provider of products and systems for the industrial, building, space, and marine markets from 1987 to 1990. Mr. Boyle is a director of several privately-held companies.

NED N. FLEMING, III

    Mr. Fleming, age 39, became a member of the Board of Directors and President of the Corporation in June 1994 and has been Chief Operating Officer since May 1997. In addition, Mr. Fleming is a Managing Director of BF, a position he has held since 1993. From 1988 to 1993, Mr. Fleming was an Associate at Cardinal Investment Company, Inc., an investment concern. Mr. Fleming serves on the Boards of Directors of Internet, Inc. and several privately-held companies.

ROBERT E. DOLAN

    Mr. Dolan, age 47, became a director of the Company in November 1995. Since February 1992, he has been the Chief Financial Officer of Lynch, and he has been its Controller since May 1990.

FRANK E. GRZELECKI

    Mr. Grzelecki, age 61, has served as a director since January 1997. He retired as Vice Chairman of Handy & Harman, a diversified industrial manufacturing company in 1998, a position he held since 1997. From 1992 to 1997 he served as President and Chief Operating Officer of Handy & Harman. He served as Vice Chairman of Handy & Harman since 1989. He is a director of Chartwell Re Corporation, The Morgan Group, Inc. and Barnes Group, Inc.

JOSEPH P. RHEIN

    Mr. Rhein, age 72, has served as a director of the Corporation since 1992 and has been a business consultant since 1989. From 1992 to 1994, he was Chairman of Safety Railway Service Corporation.

ANTHONIE C. VAN EKRIS

    Mr. van Ekris, age 64, has been a director of the Corporation since December 1995. Mr. van Ekris is Chairman and Chief Executive Officer of Balmac International, Inc., a New York based importer of coffee and cocoa and exporter of refrigeration equipment, a position he has held since 1991. He also serves as a Director of The Gabelli US Treasury Money Market Fund, Gabelli Gold Fund, Gabelli International Growth Fund, Inc., The Gabelli Growth Fund, The Gabelli Asset Fund, The Gabelli Convertible Securities Fund, Inc., The Gabelli Small Cap Growth Fund, The Gabelli Equity Income Fund, The Gabelli Global Telecommunications Fund, The Gabelli Global Securities Fund, The Gabelli Global Interactive Couch Potato Fund, and Gabelli Capital Asset Fund. In addition, Mr. van Ekris is Chairman of Combaro International, Lausanne, Switzerland.

    OTHER EXECUTIVE OFFICERS OF THE CORPORATION

K.C. CALDABAUGH

    Mr. Caldabaugh, age 52, has been the Chairman, Chief Executive Officer, and President of Spinnaker Coating, Inc., a wholly owned subsidiary of the Corporation ("Spinnaker Coating"), since September 1994. From 1987 to 1993, he served in various capacities (most recently as Senior Vice President and Chief Financial Officer) of LTV Corporation, a diversified manufacturing firm.

JOHN R. POWERS

    Mr. Powers, age 66, joined Central Products Company, a wholly owned subsidiary of the Corporation ("Central Products"), in 1979 and has been its President since 1981. Mr. Powers currently serves on the Boards of Directors of Pressure Sensitive Tape Council and the First National Bank of Menasha.

CRAIG J. JENNINGS

    Mr. Jennings, age 40, became Vice President, Finance and Treasurer in December 1997. From May 1997 to December 1997, he served as Vice President and Controller of the Corporation. From 1992 to 1996, he served in finance and administrative roles with companies in the manufacturing and retail distribution industries. Mr. Jennings most recently served as Vice President, Director of Finance for Continental Emsco Company (formerly LTV Energy Products).

MARK R. MATTESON

    Mr. Matteson, age 35, became Vice President, Corporate Development of the Corporation in January 1995. During 1994, Mr. Matteson was an Associate at BF. From 1992 to 1994, Mr. Matteson was manager at a corporate re-engineering consulting firm.

                 OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

    There were four meetings of the Board of Directors during 1998.

    The Board of Directors has established two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee: (i) recommends to the Board of Directors the appointment of independent auditors; (ii) reviews annual financial reports to stockholders prior to their publication; (iii) reviews the report by the independent auditors concerning management procedures and policies; and (iv) determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met once during 1998. The Audit Committee consists of Messrs. Rhein and van Ekris, with Mr. Rhein serving as Chairman of the Audit Committee.

    The Compensation Committee sets and reviews the compensation of the executive officers of the Corporation. The Compensation Committee met once during 1998. The Compensation Committee consists of Messrs. van Ekris, Dolan and Grzelecki, with Mr. van Ekris serving as Chairman of the Compensation Committee.

    The Corporation does not have a nominating committee. Nominations for directors and officers are considered by the entire Board of Directors.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Dolan is an executive officer of Lynch, which through LMC owns approximately 63% and 59%, respectively, of the outstanding Class A Common Stock and the Common Stock of the Corporation, as of April 19, 1999.

                           COMPENSATION OF DIRECTORS

    The Company maintains, through Lynch, an insurance policy which provides for indemnification of each director (and officer) against certain liabilities that each may incur in his capacity as such. Each director, who is not also an officer of the Corporation or Lynch receives a director's fee of $1,000 per month of the director's tenure plus $1,000 for each Board or committee meeting the director attends. In addition, pursuant to the Spinnaker Industries, Inc. Directors Stock Option Plan, each director also was granted options for 10,000 shares of Class A Common Stock and 10,000 shares of Common Stock (after giving effect to the stock split effected August 16, 1996 (the "Stock Split"), whereby each share of the Corporation's then outstanding common stock, no par value (the "Old stock"), was designated "Class A Common Stock" and was entitled to receive one share of Common Stock), which vest over a period of two years. All persons becoming directors after the Stock Split, receive new directors options for 10,000 shares of Common Stock which vest over a period of two years. Messrs. Rhein, van Ekris and Grzelecki are the only directors eligible to be paid director's fees.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

    The following table sets forth on an accrual basis for the three fiscal years ended December 31, 1998, the compensation paid to the Chief Executive Officer of the Company and the three other most highly compensated executive officers who earned more than $100,000.

                         SUMMARY COMPENSATION TABLE (1)

                                                                                        OTHER ANNUAL         ALL OTHER
NAME AND PRINCIPAL POSITION                             YEAR  SALARY($)   BONUS($)   COMPENSATION($)(2)   COMPENSATION($)
------------------------------------------------------  ----  ---------   --------   ------------------   ---------------
Richard J. Boyle......................................  1998   135,000         --(3)           --               5,000(7)
  Chairman and Chief Executive                          1997   125,000      7,500(3)           --                  --
  Officer                                               1996    33,333(4)      --(4)           --                  --

Ned N. Fleming, III...................................  1998   350,000         --(3)       16,279               5,000(7)
  President and Chief Operating                         1997   325,000     29,250(3)       14,517                 264
  Officer                                               1996   100,000(4)      --(4)        2,908                  --

K.C. Caldabaugh.......................................  1998   297,000         --          18,644               5,000(5)
  Chairman, Chief Executive                             1997   280,000     56,000          19,777               4,750(5)
  Officer and President of                              1996   270,000    100,000          17,275             315,970(6)
  Spinnaker Coating
John R. Powers........................................  1998   205,950         --          11,796               5,000(7)
  President of Central Products                         1997   194,300         --           7,647               4,740(7)
                                                        1996   194,300         --          15,192               4,750(7)

--------------------------

(1) Except as noted, the Corporation does not maintain (1) any stock option or other similar compensation plan involving the issuance of common stock, or
    (2) any other long-term or incentive compensation agreements.

(2) Includes automobile allowances and club membership dues.

(3) The Compensation Committee award bonuses to Mr. Boyle and Mr. Fleming under an established program which is based on pre-established objective and subjective criteria. The bonuses awarded to Mr. Boyle and Mr. Fleming in 1997, represent approximately 15%, of the maximum bonus amounts provided under the bonus program, or approximately 6% and 9% of their respective base salaries. There were no bonuses awarded to Mr. Boyle or Mr. Fleming in 1996 and 1998.

(4) Mr. Boyle and Mr. Fleming were elected Chairman of the Board and Chief Executive Officer, and President, respectively, in 1994, pursuant to the terms of the Management Agreement and other related agreements. During the term of the Management Agreement, they received no salary from the Corporation, but under the Management Agreement, BF received a management fee of $200,000 per year, plus the reimbursement of expenses. Effective January 1996, the management fee was increased to $400,000 per year. Such Management Agreement was terminated effective August 31, 1996. Effective upon termination of the Management Agreement, the Corporation began paying Messrs. Boyle and Fleming an aggregate salary of $400,000 per year as employees of the Corporation. Mr. Fleming has served as Chief Operating Officer of the Company since May 1997. See "Certain Transactions."

(5) Contribution to the Spinnaker Coating, Inc. 401(k) Plan.

(6) Includes estimated fair value of Spinnaker Coating stock options (55,000 options) exercised in 1996 and contribution to the Spinnaker Coating, Inc. 401(k) Plan of $4,450 in 1996.

(7) Contribution to the Spinnaker Industries Affiliates' 401(k) Plan.

EMPLOYMENT AGREEMENT AND OTHER COMPENSATION AGREEMENTS

    Mr. Caldabaugh has an employment agreement with Spinnaker Coating that expires in September 1999. The agreement provides for an annual salary of $250,000, and severance pay equal to the average annual cash compensation received by him during the three fiscal years immediately preceding termination for any reason other than "just cause," or his death, disability or resignation. The agreement and a similar employment agreement with Richard T. Ray, the Executive Vice President and Chief Financial Officer of Brown-Bridge, granted to Messrs. Caldabaugh and Ray options to purchase up to an aggregate 71,065 shares of Brown-Bridge's common stock at various prices per share (the "Brown-Bridge Options"). Pursuant to an agreement with the Corporation entered into in connection with the merger of a newly-formed wholly owned subsidiary of the Corporation with the former Brown-Bridge entity (the "Brown-Bridge Merger"), the Brown-Bridge Options were accelerated. Messrs. Caldabaugh and Ray exercised their respective Brown-Bridge Options for shares of Brown-Bridge's common stock immediately prior to the exchange of the outstanding shares of Brown-Bridge common stock pursuant to the such merger. See "Certain Transactions."

    In connection with the Company's consideration of various strategic alternatives, during 1998 the Company entered into agreements under a Key Employee Retention Plan ("KERP") with certain key employees, including John Powers, which provided for payments to such employees in the event that there was a change in control of the Company or certain of its operating units. The purpose of these agreements was to encourage such employees to remain with the Company during the consideration of such strategic alternatives. The amount of the compensation payable to Mr. Powers under this agreement varies depending on the consideration received by the Company in the transaction resulting in change in control, but has a minimum amount of approximately $70,000.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee is charged with the responsibility for developing the Corporation's executive compensation policies.

COMPENSATION POLICY

    The Compensation Committee is ultimately responsible for compensation paid to the executive officers. As with Messrs. Boyle and Fleming, all executive officers and their compensation levels are reviewed on an annual basis, subject to certain employment and other agreements. In conducting evaluations and determining executive compensation, the Corporation's objectives are to:

    - Support the achievement of desired Corporation performance.

    - Provide compensation and benefits that will attract and retain superior talent and reward performance.

    - Ensure that there is appropriate linkage between executive compensation and the enhancement of stockholder value.

    Executive compensation is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization, performance and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term corporate performance and specific issues peculiar to the Corporation or its subsidiaries, as well as individual performance. Executive compensation is not necessarily determined by specific relationship to objective criteria or benchmarks of corporate performance. Compensation is set for each individual based on a subjective evaluation of the performance of the executive officer, and amounts paid are not subject to particular objective criteria or the attainment of specific results.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The compensation policy applied by the Corporation in establishing the compensation for Richard J. Boyle, the Chairman of the Board and Chief Executive Officer of the Corporation, is essentially the same as for other senior executives of the Corporation to provide a competitive compensation opportunity that rewards for corporate performance and recognizes individual contribution. For the 12 months in 1998 during which Mr. Boyle was an employee of the Corporation, he received compensation of $135,000. Such amount was determined by the Compensation Committee and initially referenced to the management fee received by BF in 1996 from the Corporation under the Management Agreement before it was terminated in August 1996. Under the Management Agreement, the Corporation paid BF an annual amount of $400,000, of which $100,000 was allocated to Mr. Boyle. The 1998 compensation amount includes a $10,000 annual increase approved by the Compensation Committee effective January 1, 1998.

                                           Members of the Compensation Committee
                                                       of the Board of Directors
                                                    Anthonie van Ekris, Chairman
                                                                 Robert E. Dolan
                                                              Frank E. Grzelecki

                             CORPORATE PERFORMANCE

    The following Performance Graph compares the Corporation's cumulative total stockholder return on the Old stock, which was split into the Common Stock and the Class A Common Stock pursuant to the Stock Split, for a five-year period (December 31, 1993 to December 31, 1998) with the cumulative total return of the Market Index (which includes the Corporation) and a peer group of companies described more fully below.

               Comparison of Five-Year Cumulative Total Return *
              Among Spinnaker, NYSE/AMEX/ Nasdaq Market Index * *
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


                                                                                                                  NYSE/AMEX/
                                                                                                                Nasdaq Stock
                                                                                                   SPINNAKER      Market (US
                                                                                            INDUSTRIES, INC.      Companies)
12/31/93                                                                                               100.0           100.0
12/30/94                                                                                               381.8            99.5
12/29/95                                                                                             2,312.7           135.6
12/31/96                                                                                             6,310.2           164.4
12/31/97                                                                                             3,014.8           215.3
12/31/98                                                                                             2,379.7           265.5
Legend
Symbol
Notes:
             The lines represent monthly index levels derived from compounded daily returns that include all
A.                                                                                                dividends.
B.            The indexes are reweighted daily, using the market capitalization on the previous trading day.
                  If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding
C.                                                                                      trading day is used.
D.                                           The index level for all series was set to $100.0 on 12/31/1993.

              NYSE/AMEX/
              NASDAQ Stocks
             (SIC 2670-2679
              US Companies)
            Converted Paper
             and Paperboard
           Products, Except
                 Containers
12/31/93              100.0
12/30/94              100.5
12/29/95              192.8
12/31/96              171.2
12/31/97              234.7
12/31/98              232.4
Legend
Symbol
Notes:
A.
B.
C.
D.

 * Assumes $100 invested on December 31, 1993 in the old stock. Market Index and both Peer Groups. Total return assumes re-investment of dividends.

** The Peer Group index represents SIC Code 267--Converted Paper and Paperboard Products (which includes Spinnaker Coating and Central Products). This Peer Group consists of twenty-six companies which trade on the NASDAQ, American Stock Exchange or New York Stock Exchange.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    As of the close of business on April 19, 1999, the Corporation had 3,775,680 of Common Stock, and 3,566,067 shares of Class A Common Stock, issued and outstanding. The following table sets forth the number of shares of Common Stock and Class A Common Stock (which are the only classes of outstanding voting stock of the Corporation) held by persons known to the Corporation to own beneficially more than 5% of such classes of common stock as of April 19, 1999. (For the purposes of reporting beneficial ownership herein, a person is considered the beneficial owner of the shares over which such person holds or shares voting or investment power, including the power to direct the disposition of such shares, or over which such a person can acquire such power within 60 days by, for example, the exercise of stock options or conversion of securities). The following information is reflected in Schedule 13Ds, as amended, that have been filed with the Securities and Exchange Commission or that have otherwise been furnished to the Corporation.

                                                                   CLASS A COMMON STOCK         COMMON STOCK
                                                                  -----------------------  -----------------------
                                                                  AMOUNT OF                AMOUNT OF
                                                                  BENEFICIAL  PERCENT OF   BENEFICIAL  PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNERSHIP      CLASS     OWNERSHIP      CLASS
----------------------------------------------------------------  ----------  -----------  ----------  -----------
Lynch Manufacturing.............................................   2,259,063(1)       63.3%  2,237,203(1)       59.3%
Corporation(1)
100 Douglas Street
Yankton, SD 57078

Boyle Fleming & Co., Inc.(2)....................................     659,145(2)       18.5%    659,145(2)       17.5%
2521 29th Avenue West
Seattle, WA 98199

------------------------

(1) Mario J. Gabelli, of Corporate Center at Rye, Rye, New York, 10580, Chairman of the Board and Chief Executive Officer of Lynch, may be deemed to be a beneficial owner of the Class A Common Stock and the Common Stock owned by Lynch, through LMC, by virtue of his and certain affiliated parties' beneficial ownership of 22.8% of the shares of common stock of Lynch. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of the capital stock of the Corporation held by Lynch and LMC. See "Certain Transactions."

(2) BF, an investment and management firm, is an affiliate of Richard J. Boyle and Ned N. Fleming, III who each own 50 % of the outstanding capital stock of BF. Messrs. Boyle and Fleming may be deemed to share voting and dispositive power over these shares; however, Messrs. Fleming and Boyle specifically disclaim beneficial ownership of such shares. See "Certain Transactions."

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information concerning the beneficial ownership of the capital stock of the Corporation and Lynch by each director of the Corporation, as well as by all directors and executive officers of the Corporation as a group, as of April 19, 1999. For the purposes of reporting beneficial ownership herein, a person is considered the beneficial owner of the shares over which such person holds or shares voting or investment power, including the power to direct the disposition of such shares, or over which such person can acquire such power within 60 days by, for example, the exercise of stock options or the conversion of securities.

                                                                                 AMOUNT OF CLASS A COMMON
                                                       AMOUNT OF LYNCH SHARES          STOCK SHARES         AMOUNT OF COMMON STOCK
                                                       BENEFICIALLY OWNED(1)      BENEFICIALLY OWNED(1)     BENEFICIALLY OWNED(1)
                                                     --------------------------  ------------------------  ------------------------
                                                       NUMBER OF                  NUMBER OF                 NUMBER OF
NAME                                                    SHARES        PERCENT      SHARES       PERCENT      SHARES       PERCENT
---------------------------------------------------  -------------  -----------  -----------  -----------  -----------  -----------
Richard J. Boyle...................................          100             *      659,145(2)       18.4%    659,617(2)       17.3%
Ned N. Fleming, III................................           --            --      659,145(2)       18.4%    659,145(2)       17.3%
Robert E. Dolan....................................          235             *           --           --        1,125            *
Anthonie C. van Ekris..............................           --            --       10,000(3)          *      10,000(3)          *
Joseph P. Rhein....................................           --            --       12,250(3)          *      12,250(3)          *
Frank E. Grzelecki.................................           --            --           --           --    -- 10,000(3)          *
All Directors and Officers of the Corporation as a
  group (twelve persons, including those named
  above)...........................................          592             *      691,395(2)       19.0%    692,992(2)       18.2%

------------------------

*   Less than one percent.

(1) Except as otherwise noted, each director and officer has sole voting and investment power with respect to the shares of common stock of the Corporation and Lynch.

(2) Includes 659,145 shares of Common Stock and 659,145 shares of Class A Common Stock owned by BF. BF, an investment and management firm, is an affiliate of Richard J. Boyle and Ned N. Fleming, III, who each own 50% of the outstanding capital stock of BF. Messrs. Boyle and Fleming, together with former shareholders of BF, may be deemed to share voting and dispositive power over these shares of Common Stock and Class A Common Stock; however, Mr. Fleming and Mr. Boyle specifically disclaim beneficial ownership of such shares.

(3) Includes 10,000 shares issuable upon exercise of vested stock options granted pursuant to the Spinnaker Industries, Inc. Directors Stock Option Plan.

                              CERTAIN TRANSACTIONS

    In June 1994, the Corporation and BF entered into a warrant purchase agreement, under which BF received a warrant (the "A Warrant") to purchase 678,945 shares of Common Stock and 678,945 shares of Class A Common Stock (as adjusted for the three-for-two stock splits that occurred in December 1994 and December 1995 and for the Stock Split) for a price of $2.67 for one share of both Class A Common Stock and Common Stock at any time on or before June 10, 1999. The warrant purchase agreement grants certain demand and incidental registration rights to BF and certain repurchase rights to the Corporation with respect to such shares. The A Warrant was exercised as to all remaining shares issuable thereunder on January 8, 1998.

    On September 19, 1994, the Corporation completed its acquisition of Spinnaker Coating, in which it, together with the Minority Stockholders (as defined), purchased the label stock business of Kimberly-Clark Corporation through its newly formed subsidiary, Brown-Bridge Acquisition Corp., which is now named Spinnaker Coating, Inc. The minority stockholders of the former Brown-Bridge entity (the "Minority Stockholders"), which included Lynch, certain officers and employees of Brown-Bridge (including Mr. Caldabaugh) and certain affiliates of BF (including Messrs. Boyle and Fleming), all acquired their respective interests on the same terms and conditions as the Corporation. Prior to October 1996, 19.9% of the common stock of Brown-Bridge was held by the Minority Stockholders. In October 1996, in connection with the offering of the Corporation's 10 3/4% Senior Secured Notes due 2006, the shares held by the

Minority Stockholders acquired by Spinnaker (the "Brown-Bridge Merger") were converted into an aggregate of approximately $2.3 million and 9,613 shares of Common Stock. In addition, as part of the consideration for the shares of capital stock of the former Brown-Bridge entity that were converted pursuant to the Brown-Bridge Merger, the Minority Stockholders received the right to a contingent payment, which is exercisable at any time during the period beginning October 1, 1998 and ending September 30, 2000. The value of the contingent payment is equal to the percentage of the capital stock of the former Brown-Bridge entity owned by such stockholder at the time of the Brown-Bridge Merger multiplied by 75% of the fair market value of the capital stock of Brown-Bridge, as determined in accordance with certain economic assumptions, as of the date such right is exercised, less the consideration already received pursuant to the Brown-Bridge Merger. The contingent purchase price is payable through the issuance of Common Stock of the Corporation, unless the Corporation elects to pay the contingent price in cash. If such payments are made in cash, they could give rise to a default under the Indenture, unless there is sufficient availability under provisions regarding Restricted Payments contained in the Indenture. The Minority Stockholders were granted demand and incidental registration rights for their shares of Common Stock received in connection with the Brown-Bridge Merger. In connection with the Brown-Bridge Merger and other related agreements, Brown-Bridge accelerated all of the Brown-Bridge Options, which were owned by Mr. K.C. Caldabaugh, the Chairman, Chief Executive Officer and President of Brown-Bridge, and Mr. Richard T. Ray, the Executive Vice President and Chief Financial Officer of Brown-Bridge. In addition, pursuant to agreements with such officers, the Corporation loaned such officers an amount equal to the corporate tax benefit resulting to the Corporation from the deduction received by it (or its consolidated group) as a result of the early vesting of such options, which is evidenced by promissory notes executed by such officers. The promissory notes had an aggregate principal amount at closing of the Notes Offering of approximately $140,000, bear interest at the rate of 6.02% per annum, shall mature and be repayable on the 90th day after the contingent payment is made, and are secured by each officer's rights to receive such contingent payments.

    The Corporation is a party to a management agreement with Lynch that provides for Lynch to render management, financial and other services to the Corporation in exchange for an annual payment of management fees, the amount of which is subject to review each year. Pursuant to the foregoing management agreement, Lynch was paid $100,000 for the year ended December 31, 1998.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

    Representatives of Ernst & Young L.L.P., the Corporation's auditors for 1998, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions. The Corporation has not yet selected a principal auditor for 1999.

    On August 25, 1997, the Corporation dismissed Deloitte & Touche L.L.P., independent accountants ("DT"), as the principal accountant for Central Products and expanded the auditing responsibility of the Corporation's principal accountants, Ernst & Young, to include Central Products operations. Ernst & Young has served as the Corporation's principal independent accountant since at least 1988. Ernst & Young referred to DT's audit of Central Products financial statements for the year ended December 31, 1996 in its reports regarding its audits of the financial statements of the Corporation.

    The Corporation's Audit Committee recommended the foregoing change in accountants to the Corporation's Board of Directors, who approved such action on August 12, 1997. The Corporation's Audit Committee's recommendation was based' upon its desire to consolidate its annual audit process under one independent accounting firm.

    The report of DT on Central Products' financial statements as of December 31, 1996 and for the year ended December 31, 1996 has not contained an adverse opinion or a disclaimer of an opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principals. There were no disagreements with DT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the period, which, if they had not been resolved to the satisfaction of DT, would have caused it to make reference to such disagreement in its report on Central Products' financial statements.

                             STOCKHOLDER PROPOSALS

    Any stockholder proposal to be presented for action at the next meeting of stockholders pursuant to the provisions of Rule 14a-8, under the Securities Exchange Act of 1934, must be received at the Corporation's principal executive offices no later than December 31, 1999, for inclusion in the proxy statement and form of proxy relating to the 2000 Annual Meeting of Stockholders.

                                 MISCELLANEOUS

    The Board of Directors knows of no other matters that are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of Proxy to vote on such matters in accordance with their best judgment.

    The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock and the Class A Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams, personal interviews, or telephone.

                                 ANNUAL REPORT

    The Corporation's Annual Report to Stockholders for the fiscal year ended December 31, 1998, is being sent to each stockholder. The Annual Report, however, is not to be regarded as part of the proxy soliciting material.

                                          By Order of the Board of Directors

                                          Robert A. Hurwich
                                          SECRETARY

DATED: April 30, 1999

                                     PROXY

                          SPINNAKER INDUSTRIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned stockholder of Spinnaker Industries, Inc. (the "Corporation") hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Corporation to be held on June 3, 1999 (the "Annual Meeting"), and the Proxy Statement in connection therewith, and (2) appoints Ned N. Fleming, III and Richard J. Boyle, or each of the (each with full power to act alone and with power of substitution) proxies of the undersigned, with authority to vote at the Annual Meeting and at any adjournments thereof, all of the shares of Common Stock and Class A Common Stock of the Corporation which the undersigned would be entitled to vote if then personally present, upon the matters specified below, and, in their discretion, upon such other matters that may properly come before the Annual Meeting, and any adjournments thereof.

     THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED FOR THE NOMINEES FOR DIRECTORS IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BY THE STOCKHOLDER, BUT IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE FOLLOWING NOMINEES FOR DIRECTOR.

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

                                                           PLEASE MARK    /X/
                                                           YOUR VOTE AS
                                                           INDICATED IN
                                                           THIS EXAMPLE

1. ELECTION OF DIRECTORS  Richard J. Boyle, Ned N. Fleming, III, Robert E.
                          Dolan, Frank E. Grzelecki, Joseph P. Rhein and Antonie C. van Ekris

                          INSTRUCTION: To withhold authority to vote for any
                          individual nominee(s), write the nominee's name in
                          the space provided below.
       FOR    WITHHOLD
       / /     / /        -----------------------------------------------------

2. In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.

SIGNATURE:                   SIGNATURE:                  DATED:
          ------------------           ------------------      -----------------
PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. ALL JOINT OWNERS MUST SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. PROXIES EXECUTED BY A CORPORATION SHOULD BE SIGNED BY ITS PRESIDENT OR OTHER AUTHORIZED OFFICER.

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